Exhibit 6.5

HOLOGRAM FOTV PRODUCTIONS INC.
301 N. Canon Drive, Suite 208
Beverly Hills, California 90210

November 21, 2017

HUSA Development Inc.

c/o Hologram USA Networks Inc.
342 N. Canon Drive
Beverly Hills, California 90210

Gentlemen:

Reference is made to that certain Agreement of Transfer, dated as of May 11, 2016, by and between Hologram FOTV Productions Inc., a Delaware corporation (“FOTV”), and HUSA Development Inc., a Delaware corporation (“HUSA”), a copy of which is attached (the “Agreement of Transfer”), pursuant to which HUSA transferred assets and properties associated with the set-up and installation of projection systems at theaters and other venues for presenting holographic shows (the “Business”) to FOTV. Reference is also made to that certain Distribution Agreement, dated as of May 11, 2016, by and between HUSA and FOTV (the “Distribution Agreement”), pursuant to which HUSA granted FOTV control of the sales, licensing, distribution and other commercial exploitation of holograms owned by HUSA. As FOTV and HUSA now desire to return the Business back to HUSA and terminate the Distribution Agreement, FOTV and HUSA hereby agree to (a) reverse the transfer pursuant to the Agreement of Transfer of the Business, returning the Business to HUSA without reversing the transfer of or returning, any assets or liabilities with respect to the FilmOn TV Hologram USA Theater located at 6656 Hollywood Blvd., Los Angeles, CA 90028 and 6652 Hollywood Blvd., Los Angeles, CA 90028 (the “Theater”), and (b) terminate the Distribution Agreement, in exchange for FOTV’s receipt of 625,000 shares of common stock of Hologram USA Networks Inc. worth $5,000,000. For the foregoing consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree, intending to be legally bound hereby, that FOTV hereby (x) sells, conveys, assigns, transfers and delivers to HUSA free and clear of all liens and encumbrances all of the FOTV’s right, title and interest in, to and under the assets of the Business (not including the Theater) previously transferred by the Transfer Agreement (to the extent not separately sold, conveyed, assigned, transferred and delivered pursuant to other documents and agreements between the parties) and (y) terminates the Distribution Agreement. Further, HUSA hereby assumes all of the liabilities in connection with the assets of the Business (not including the Theater) previously transferred by the Transfer Agreement (to the extent not separately assumed pursuant to other documents and agreements between the parties) and agrees to the termination of the Distribution Agreement.

The re-transfer of assets from FOTV to HUSA and the termination of the Distribution Agreement contemplated hereby are part of a plan of reorganization of Hologram USA Networks Inc. (“Networks”) and its subsidiaries, which reorganization includes the contribution of interests in Hologram USA Inc. (“Inc.”), Hologram USA Entertainment Inc. (“Entertainment”) and HUSA to Networks pursuant to contribution agreements which are to be entered into contemporaneously herewith, such that each of Inc., Entertainment and HUSA shall be wholly-owned subsidiaries of Networks. The parties hereto intend that the re-transfer of assets from FOTV to HUSA contemplated hereby be treated as first a transfer of such assets to Networks, with a subsequent transfer by Networks to its wholly-owned subsidiary HUSA and that, for convenience only, the assets are being transferred directly to HUSA.

Each of the parties agrees that the transactions contemplated by this letter agreement shall be treated for U.S. federal income tax purposes as a contribution governed by Section 351 of the Internal Revenue Code of 1986, as amended. None of the parties shall take a position on any tax return or attachment thereto, before any tax authority, in any proceeding, or for any other tax purpose that is in any way inconsistent with such tax treatment, unless specifically required to do so pursuant to a determination by a tax Authority.

Dated: November 21, 2017
Very truly yours,

HOLOGRAM FOTV PRODUCTIONS INC.

	By:	/s/ Alki David
	Name:	Alkiviades (Alki) David
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

HUSA DEVELOPMENT INC.

By:	/s/ Alki David
Name:	Alkiviades (Alki) David
Title:	President

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AGREEMENT OF TRANSFER

AGREEMENT OF TRANSFER (this “Agreement”), entered into this 11th day of May 2016, by and between HOLOGRAM FOTV PRODUCTIONS INC., a newly-formed Delaware corporation and wholly-owned subsidiary of FOTV Media Networks Inc. (“FOTV”), and HUSA DEVELOPMENT INC., a Delaware corporation controlled indirectly by Alkiviades (Alki) David (“HUSA”).

W I T N E S S E T H:

WHEREAS, HUSA creates, develops, produces and presents original live holographic shows and has developed specialized projection system technology for presenting the holographic shows in theaters and other venues;

WHEREAS, HUSA desires to transfer the assets and properties associated with the set-up and installation of the projection system at theaters and other venues for presenting the holographic shows (the “Holographic Projection System Installation Business”) to FOTV, and FOTV desires to accept such assets and properties, all upon the terms and conditions set forth in this Agreement; and

WHEREAS, concurrently herewith, the parties are entering into a related Distribution Agreement pursuant to which HUSA is granting broadcast and streaming distribution rights to FOTV for all media in connection with the operation of the Holographic Projection System Installation Business;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained, the parties hereby agree as follows:

1. TRANSFERRED ASSETS.

(a) The Assets. Subject to the terms and conditions of this Agreement, on and as of the date hereof, HUSA is transferring and delivering to FOTV, and FOTV is accepting and receiving from HUSA, all of the Holographic Projection System Installation Business assets and properties of HUSA as same are constituted on the date hereof (collectively, the “Assets”), including, without limitation: (i) all items set forth in Schedule 1(a) hereto; (ii) all machinery, equipment and tools, owned or leased by HUSA, with respect to the Holographic Projection System Installation Business (collectively, the “Fixed Assets”); (iii) to the extent permitted by law and any subject warranty agreement, all manufacturers’ warranties and/or vendors’ warranties in effect with respect to any of the Fixed Assets; (iv) all rights under executory contracts and agreements between HUSA and its customers relating to ongoing and/or future Holographic Projection System Installation Business products to be sold or services to be rendered to such customers and between HUSA and its vendors relating to ongoing and/or future purchases of materials and other supplies; (v) all customer lists, supplier lists, operating manuals, artwork, trade secrets, technical information, and other such knowledge and information constituting the “know-how” of HUSA with respect to the Holographic Projection System Installation Business; and (vi) all books, records, software, databases, printouts, drawings, data, files, notes, notebooks, correspondence and memoranda relating to the foregoing Assets.

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(b) Excluded Assets. Anything elsewhere contained in this Agreement to the contrary notwithstanding, HUSA is not be assigning or transferring, and FOTV is not accepting or receiving, any assets associated with HUSA’s development and production of original holographic shows, and related intellectual property and technology.

2. NO ASSUMPTION OF LIABILITIES. FOTV does not and will not assume, and hereby expressly disclaims any assumption of, any debts, liabilities or obligations (absolute or contingent) of any kind of HUSA, including but not limited to (a) accounts payable and lease obligations, (b) income taxes, sales taxes, payroll taxes, withholding taxes, franchise taxes and other taxes, including but not limited to any taxes which may arise out of or be assessable in respect of the transactions contemplated by this Agreement, (c) claims, litigation, liabilities or obligations arising out of or relating to the operations of HUSA prior to the date hereof, or any product produced or sold or services rendered nu HUSA prior to the date hereof, (d) liabilities or obligations of any kind in respect of any past or present stockholders, directors, officers, employees or consultants of HUSA, whether under any contract or agreement, pursuant to any employee benefit plan, or otherwise, and/or (e) any other liabilities or obligations of or relating to HUSA in any manner whatsoever.

3. CONSIDERATION.

(a) Consideration to HUSA. The purchase price for the Assets (the “Consideration”) shall be equal to the net book value of the Assets, which shall become due and payable within 36 months following the date hereof to HUSA pursuant to a promissory note or other similar instrument to be mutually agreed upon between the parties hereto within ten (10) business days after the date hereof.

(b) Sales Taxes. To the extent that any sales or use taxes may be payable in respect of the transactions pursuant to this Agreement, such sales and use taxes shall be reported and paid by HUSA in a timely manner.

4. REPRESENTATIONS AND WARRANTIES OF HUSA. In connection with the transfer of the Assets to FOTV, HUSA hereby represents and warrants to FOTV as follows:

(a) Organization and Good Standing. HUSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and to own its assets and conduct its business as owned and conducted on the date hereof.

(b) Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by HUSA have been duly and validly authorized by the Board of Directors of HUSA and by its sole stockholder. No further corporate authorization is required on the part of HUSA to consummate the transactions contemplated hereby.

(c) Valid and Binding Agreements. This Agreement and the Bill of Sale (as such term is hereinafter defined) constitute the legal, valid and binding obligations of HUSA and its sole stockholder, enforceable against HUSA and its sole stockholder in accordance with their respective terms.

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(d) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by HUSA, nor compliance with the terms and provisions of this Agreement on the part of HUSA, will: (i) violate any statute or regulation of any governmental authority, domestic or foreign, affecting HUSA; (ii) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency or any other person; or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of HUSA’s certificate of incorporation or bylaws or any judgment, order, injunction, decree, agreement or instrument to which HUSA is a party, or by which HUSA is bound, or constitute a default thereunder.

(e) Title to the Assets. HUSA has and owns good and marketable title to all of the Assets, free and clear of all liens, pledges, claims, security interests and encumbrances of every kind and nature. All of the Fixed Assets are in good operating condition and repair (reasonable wear and tear excepted), are adequate for their use in HUSA’s business as presently conducted, and are sufficient for the continued conduct of such business.

(f) Legal Compliance. HUSA is in compliance in all material respects with all laws, statutes, regulations, rules and ordinances applicable to the conduct of its business, and has in full force and effect all licenses, permits and other authorizations required for the conduct of its business as presently constituted; and HUSA has not received notice of any default or violation in respect of or under any of the foregoing.

(g) Contracts and Commitments. HUSA does not have any material written contracts or commitments which have not been specifically disclosed to FOTV prior to the date hereof, and HUSA is not in default of any material contract, commitment or obligation.

(h) Litigation. There is no pending or, to the best knowledge of HUSA, threatened litigation, arbitration, administrative proceeding or other legal action or proceeding against HUSA or relating to its business. HUSA is not aware of any event, cause or condition which might reasonably give rise to or properly form the basis of any such suit, action, arbitration or proceeding. HUSA is not currently engaged in any legal action to recover any sums of money due to HUSA or damages sustained by HUSA.

5. REPRESENTATIONS AND WARRANTIES OF FOTV. In connection with HUSA’s transfer of the Assets to FOTV, FOTV hereby represents and warrants to HUSA as follows:

(a) Organization, Good Standing and Ownership. FOTV is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) Authorization of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by FOTV has been duly and validly authorized by the Board of Directors of FOTV. No further corporate authorization is required on the part of FOTV to consummate the transactions contemplated hereby.

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(c) Valid and Binding Agreement. This Agreement constitutes the legal, valid and binding obligation of FOTV, enforceable against FOTV in accordance with its terms.

(d) No Breach of Statute or Contract. Neither the execution and delivery of this Agreement by FOTV, nor compliance with the terms and provisions of this Agreement on the part of FOTV, will: (i) violate any statute or regulation of any governmental authority, domestic or foreign, affecting FOTV; (ii) require the issuance of any authorization, license, consent or approval of any federal or state governmental agency; or (iii) conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree, note, indenture, loan agreement or other agreement or instrument to which FOTV is a party, or by which FOTV is bound, or constitute a default thereunder.

6. OBLIGATIONS BEFORE THE CLOSING DATE. HUSA covenants and agrees that, from the date hereof until the Closing Date:

(a) Access to Information. HUSA shall permit FOTV and its counsel, accountants and other representatives, upon reasonable advance notice to HUSA, during normal business hours and without undue disruption of the business of HUSA, to have reasonable access to all properties, books, accounts, records, contracts, documents and information relating to HUSA. FOTV and its representatives shall also be permitted to freely consult with HUSA’s counsel, accountants and other representatives.

(b) Conduct of Business in Normal Course. HUSA shall carry on its business activities in substantially the same manner as heretofore conducted, and shall not make or institute any unusual or novel practices or methods of service, sale, purchase, lease, management, accounting or operation that will vary materially from those methods used by HUSA as of the date hereof, without in each instance obtaining the prior written consent of FOTV.

(c) Preservation of Business and Relationships. HUSA shall, without making or incurring any unusual commitments or expenditures, use all reasonable efforts to preserve its business organization intact, and preserve its present relationships with referral sources, clients, customers, suppliers and others having business relationships with HUSA.

(d) Maintenance of Insurance. HUSA shall continue to carry its existing insurance, to the extent obtainable upon reasonable terms.

(e) Corporate Matters. HUSA shall not, without the prior written consent of FOTV, (i) amend, cancel or modify any material contract or enter into any material new agreement, commitment or transaction except, in each instance, in the ordinary course of business; (ii) dispose of or transfer any asset outside of the ordinary course of the Holographic Projection System Installation Business, or sell, assign or dispose of any capital asset(s); (iii) incur any material liability or indebtedness except, in each instance, in the ordinary course of business; (iv) subject any of its assets or properties to any liens or encumbrances; or (v) agree to do, or take any action in furtherance of, any of the foregoing.

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7. CONDITIONS PRECEDENT TO FOTV’S PERFORMANCE.

In addition to the fulfillment of the parties’ agreements in Section 6 above, the obligations of FOTV to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by FOTV:

(a) Accuracy of Representations and Warranties. All representations and warranties made by HUSA in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

(b) Performance. HUSA shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

(c) Certification. FOTV shall have received a certificate, dated the Closing Date, signed by HUSA, certifying, in such detail as FOTV and its counsel may reasonably request, that the conditions specified in Sections 7(a) and 7(b) above have been fulfilled.

(d) Resolutions. FOTV shall have received certified resolutions of the Board of Directors of HUSA, in form reasonably satisfactory to counsel for FOTV, authorizing HUSA’s execution, delivery and performance of this Agreement and all actions to be taken by HUSA hereunder.

(e) Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against HUSA or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on HUSA or any material portion of the Assets.

8. CONDITIONS PRECEDENT TO HUSA’S PERFORMANCE. In addition to the fulfillment of the parties’ agreements in Section 6 above, the obligations of HUSA to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by HUSA:

(a) Accuracy of Representations and Warranties. All representations and warranties made by FOTV in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

(b) Performance. FOTV shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

(c) Certification. HUSA shall have received a certificate, dated the Closing Date, signed by FOTV, certifying, in such detail as HUSA and its counsel may reasonably request, that the conditions specified in Sections 8(a) and 8(b) above have been fulfilled.

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9. CLOSING.

(a) Place and Date of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of FOTV’s counsel in New York, New York by .pdf transmission of closing documents, on April __, 2016, or other mutually acceptable place or date (the “Closing Date”).

(b) Actions at Closing. On the Closing Date, (i) FOTV is paying to HUSA the Consideration provided in Section 3(a) above, and (ii) HUSA is executing and delivering to FOTV a Bill of Sale in respect of the Assets (the “Bill of Sale”), together with such further conveyancing documents in respect of the Assets as may be necessary or appropriate in order to effect the transfer of the Assets to FOTV.

10. INDEMNIFICATION.

(a) General. (i) HUSA shall defend, indemnify and hold harmless FOTV from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that FOTV may incur, sustain or suffer (“Losses”) as a result of (A) any breach of, or failure by HUSA to perform, any of the representations, warranties, covenants or agreements of HUSA contained in this Agreement, and/or (B) any failure by HUSA to pay or perform when due any of its liabilities.

(ii) FOTV shall defend, indemnify and hold harmless HUSA from, against and in respect of any and all claims, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys’ fees, that HUSA may incur, sustain or suffer as a result of any breach of, or failure by FOTV to perform, any of the representations, warranties, covenants or agreements of FOTV contained in this Agreement.

(ii) FOTV shall be entitled to indemnification by HUSA for Losses only in respect of claims for which notice of claim shall have been given to HUSA on or before the first anniversary of the Closing Date.

(b) Claims for Indemnity. Whenever a claim shall arise for which any party shall be entitled to indemnification hereunder, the indemnified party shall notify the indemnifying party in writing within thirty (30) days of the indemnified party’s first receipt of notice of, or the indemnified party’s obtaining actual knowledge of, such claim, and in any event within such shorter period as may be necessary for the indemnifying party or parties to take appropriate action to resist such claim. Such notice shall specify all facts known to the indemnified party giving rise to such indemnity rights and shall estimate (to the extent reasonably possible) the amount of potential liability arising therefrom. If the indemnifying party shall be duly notified of such dispute, the parties shall attempt to settle and compromise the same or may agree to submit the same to arbitration or, if unable or unwilling to do any of the foregoing, such dispute shall be settled by appropriate litigation, and any rights of indemnification established by reason of such settlement, compromise, arbitration or litigation shall promptly thereafter be paid and satisfied by those indemnifying parties obligated to make indemnification hereunder.

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(c) Right to Defend. If the facts giving rise to any claim for indemnification shall involve any actual or threatened action or demand by any third party against the indemnified party or any of its affiliates, the indemnifying party or parties shall be entitled (without prejudice to the indemnified party’s right to participate at its own expense through counsel of its own choosing), at their expense and through a single counsel of their own choosing, to defend or prosecute such claim in the name of the indemnifying party or parties, or any of them, or if necessary, in the name of the indemnified party. In any event, the indemnified party shall give the indemnifying party advance written notice of any proposed compromise or settlement of any such claim. If the remedy sought in any such action or demand is solely money damages, the indemnifying party shall have fifteen (15) days after receipt of such notice of settlement to object to the proposed compromise or settlement, and if it does so object, the indemnifying party shall be required to undertake, conduct and control, though counsel of its own choosing and at its sole expense, the settlement or defense thereof, and the indemnified party shall cooperate with the indemnifying party in connection therewith.

11. POST-CLOSING EVENTS.

(a) Continuing HUSA Liabilities. To the extent that HUSA shall defer payment beyond the Closing Date of any of its liabilities existing as of the Closing Date, and with respect to any liabilities of HUSA which may arise and become due and payable subsequent to the Closing Date, HUSA shall timely pay or satisfy such liabilities.

(b) Corporate Name. HUSA consents to the inclusion of the word “Hologram” in the corporate name of FOTV.

(c) Further Assurances. From time to time from and after the Closing Date, the parties will execute and deliver to one another any and all further agreements, instruments, certificates and other documents as may reasonably be requested by any other party in order more fully to consummate the transactions contemplated hereby, and to effect an orderly transition of the business being acquired by FOTV hereunder.

12. MISCELLANEOUS.

(a) Entire Agreement; Waivers. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement and the other agreements and instruments referred to herein. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(b) Expenses. FOTV and HUSA shall each pay all costs and expenses incurred or to be incurred by them, respectively, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

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(c) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

(e) Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the first day after delivery thereof to a recognized overnight delivery service for next day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

If to HUSA, to:

HUSA Development Inc.
338 N. Canon Drive, 3rd Floor
Beverly Hills, California 90210
Attn: Mr. Alkiviades (Alki) David

If to FOTV, to:

Hologram FOTV Productions Inc.
338 N. Canon Drive, 3rd Floor
Beverly Hills, California 90210
Attn: Mr. Peter van Pruissen
Chief Financial Officer

with a copy to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attn: Spencer G. Feldman, Esq.

or to such other address as either party shall have specified by notice in writing given to the other party.

(f) Amendments and Modifications. No amendment or modification of this Agreement or any Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

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(g) Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(h) Governing Law; Jurisdiction. This Agreement shall be construed and interpreted and the rights granted herein governed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly within such State. Except as otherwise provided in Section 10 above, any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof shall be settled exclusively by arbitration to be held before a single arbitrator in Los Angeles, California, or in any other locale or venue as legal jurisdiction may otherwise be had over the party against whom the proceeding is commenced, in accordance with the commercial arbitration rules of the American Arbitration Association then obtaining. As part of his or her award, the arbitrator shall make a fair allocation of the fee of the American Arbitration Association, the cost of any transcript, and the parties’ reasonable attorneys’ fees, taking into account the merits and good faith of the parties’ claims and defenses. Judgment may be entered on the award so rendered in any court having jurisdiction. Any process or other papers hereunder may be served by registered or certified mail, return receipt requested, or by personal service, provided that a reasonable time for appearance or response is allowed.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

HOLOGRAM FOTV PRODUCTIONS INC.

By:	/s/ Peter van Pruissen
Name:	Peter van Pruissen
Title:	Chief Financial Officer

HUSA DEVELOPMENT INC.

By:	/s/ Alki David
Name:	Alkiviades (Alki) David
Title:	Chief Financial Officer

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